Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171
www.labcorp.com

FOR IMMEDIATE RELEASE
Contact:
Scott Fleming (Investors) - 336-436-4879
investor@labcorp.com
Pam Sherry (Media) - 336-436-4855
sherryp@labcorp.com
Shareholder Direct: - 800-LAB-0401

LABORATORY CORPORATION OF AMERICA® HOLDINGS
ANNOUNCES 2007 FIRST QUARTER RESULTS

First Quarter Net Sales Growth of 13.7% Drives Operating Cash Flow of $185.8 million and EPS Increase of 28.9%

Burlington, NC, April 26, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced results for the quarter ended March 31, 2007.

First Quarter Results
Net earnings increased 20.2% to $122.5 million, compared to first quarter 2006 net earnings of $101.9 million. Earnings per diluted share (EPS) increased 28.9% to $0.98, compared to $0.76 per diluted share in the first quarter of 2006. Earnings before interest, taxes, depreciation and amortization and restructuring and other special charges (EBITDA) were $260.5 million for the quarter, or 26.1% of net sales, compared to $223.8 million, or 25.5% of net sales, in the first quarter of 2006.

Net sales for the quarter were $998.7 million, an increase of 13.7% compared to the same period in 2006. Compared to the first quarter of 2006, testing volume, measured by accessions, increased 12.3%, and price increased 1.4%.

During the quarter, the Company repurchased $358 million of stock, representing 5.2 million shares. As of March 31, 2007, approximately $492 million of repurchase authorization remained under the Company’s approved repurchase plan. Operating cash flow for the quarter was $185.8 million,

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compared to $178.6 million in the first quarter of 2006. The balance of cash and short-term investments at the end of the quarter was $76.7 million, and the balance outstanding under the Company’s revolving credit facility was $80.0 million.

“Our results for the first quarter were outstanding by every measure,” said David P. King, Chief Executive Officer. “Net sales, net earnings and EPS all grew significantly, and our industry leading EBITDA margins increased by sixty basis points over the first quarter of 2006. We saw revenue growth across the board, demonstrating that our strategy of true partnership with managed care companies is working, and that entering into our ground-breaking ten-year partnership with UnitedHealthcare was the right thing to do for our company. Our service, quality, convenience and scientific capabilities make us the clear choice for physicians, patients and managed care organizations.”

Outlook for 2007
The Company issued updated guidance for 2007. Excluding any share repurchase activity after March 31, 2007, the Company expects:

o	Net sales growth of 12% to 14%,

o	EBITDA margins of approximately 26.4% to 26.9%,

o	Diluted earnings per share of between $4.11 and $4.27,

o	Operating cash flow of approximately $690 million to $710 million, excluding any transition payments related to the Company’s agreement with UnitedHealthcare,

o	Capital expenditures of approximately $110 million to $120 million, excluding any additional capital expenditures related to the Company’s agreement with UnitedHealthcare,

o	Net interest of approximately $45 million, and

o	A bad debt rate of approximately 4.8% of net sales.

The Company today is filing an 8-K that will include additional information on its business and operations, including financial guidance for 2007. This information will also be available on the Company’s Web site. Analysts and investors are directed to this 8-K and the Web site to review this supplemental information.

A conference call discussing LabCorp’s quarterly results will be held today at 9:00 a.m. Eastern Time and is available in a listen-only mode by dialing 416-620-2406. A telephone replay of the call will be available through May 3, 2007 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 21336594. A live online broadcast of LabCorp’s quarterly conference call on April 26, 2007 will be available at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time. This webcast will be archived and accessible continuing through May 25, 2007.

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About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT; US LABS based in Irvine, CA; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent SEC filings, and will be available in the Company’s Form 10-K for year ended December 31, 2006, when filed.

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,

	2007	2006

Net sales	$998.7	$878.5
Cost of sales	577.0	505.8
Selling, general and administrative	205.0	190.9
Amortization of intangibles and other assets	13.3	13.0

Operating income	203.4	168.8

Other income (expense)	(0.4)	(0.6)
Investment income	2.1	0.4
Interest expense	(12.6)	(11.9)
Income from joint venture partnerships	16.4	15.4

Earnings before income taxes	208.9	172.1
Provision for income taxes	86.4	70.2

Net earnings	$122.5	$101.9

Diluted earnings per common share:
Diluted earnings per share	$0.98	$0.76

Weighted average shares outstanding	125.3	136.8

EBITDA	$260.5	$223.8

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LABORATORY CORPORATION OF AMERICA HOLDINGS
Consolidated Balance Sheets
(in millions, except per share data)

	March 31,	December 31,
	2007	2006

Cash and short-term investments	$76.7	$186.9
Accounts receivable, net	609.9	541.3
Property, plant and equipment	407.4	393.2
Intangible assets and goodwill, net	2,090.5	2,094.2
Investments in joint venture partnerships	591.9	577.9
Other assets	182.8	207.3

	$3,959.2	$4,000.8

Zero coupon-subordinated notes	556.9	554.4
5 1/2% senior notes due 2013	351.4	352.6
5 5/8% senior notes due 2015	250.0	250.0
Other liabilities	1,013.8	866.7
Shareholders' equity	1,787.1	1,977.1

	$3,959.2	$4,000.8

Consolidated Statement of Cash Flow Data
(in millions, except per share data)

	March 31,	March 31,
	2007	2006

Net cash provided by operating activities	$185.8	$178.6
Net cash provided by(used for) investing activities	12.8	(52.0)
Net cash used for financing activities	(243.7)	(147.0)
Effect of exchange rates on cash	0.1	0.2

Net increase (decrease) in cash	(45.0)	(20.2)
Cash at beginning of period	51.5	45.4

Cash at ending of period	$6.5	$25.2

Free Cash Flow:
Net provided by operating activities	$185.8	$178.6
Less: Capital Expenditures	(40.8)	(20.8)

Free cash flow	$145.0	$157.8

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Notes to Financial Tables

1)

EBITDA represents earnings before interest, income taxes, depreciation, amortization, and nonrecurring charges, and includes the Company’s proportional share of the underlying EBITDA of the income from joint venture partnerships. The Company uses EBITDA extensively as an internal management performance measure and believes it is a useful, and commonly used measure of financial performance in addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”). EBITDA is not a measure of financial performance under GAAP. It should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles earnings before income taxes, representing the most comparable measure under GAAP, to EBITDA for the three-month periods ended March 31, 2007 and 2006:

	Three Months Ended March 31,

	2007	2006

Earnings before income taxes	$208.9	$172.1
Add(subtract):
Interest expense	12.6	11.9
Investment income	(2.1)	(0.4)
Other(income)expense, net	0.4	0.6
Depreciation	26.3	25.3
Amortization	13.3	13.0
Joint venture partnerships' depreciation and amortization	1.1	1.3

EBITDA	$260.5	$223.8

2)

Effective January 1, 2007, the Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48 Accounting for Uncertainty in Income Taxes (“FIN 48”) an interpretation of FASB Statement No. 109 (“SFAS 109”). As a result of the implementation of FIN 48, the Company recognized approximately $0.5 million as an increase to its reserve for uncertain tax positions and a corresponding reduction of shareholders’ equity at January 1, 2007.

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